Exhibit 99.1

The following table presents selected consolidated financial data (in thousands, except earnings per share) for the third quarter 2003 and 2002.

	Quarter Ended:
	Sept 30, 2003	Sept 30, 2002

Revenue	$588,486	$514,389

Cost of Operations	421,922	367,179

Selling, General and Administrative Expenses	34,139	31,233

Merger, Acquisition, Restructuring and Write-Off Charges	9,491	—

Litigation Settlement Charges (Credits)	—	(11,000)

Operating Income	122,934	126,977

Investment Income	12,455	20,653

Interest Expense	1,890	3,054

Other Income, net	7,166	1,023

Income Taxes	47,826	50,959

Minority Interest in Subsidiary	255	311

Net Income	$92,584	$94,329

Basic Earnings Per Share	$0.19	$0.18

Diluted Earnings Per Share	$0.19	$0.18

Shares Used For:

Basic Earnings Per Share	475,382	512,546

Diluted Earnings Per Share	486,749	527,856

The following table presents selected consolidated financial data (in thousands, except earnings per share) for the nine months ended September 30, 2003 and 2002.

	Nine Months Ended:
	Sept 30, 2003	Sept 30, 2002

Revenue	$1,678,391	$1,424,251

Cost of Operations	1,220,768	980,996

Selling, General and Administrative Expenses	100,393	88,372

Merger, Acquisition, Restructuring and Write-Off Charges	17,440	76,506

Litigation Settlement Charges	—	9,761

Operating Income	339,790	268,616

Investment Income	41,718	59,723

Interest Expense	6,259	8,816

Other Income, net	18,314	7,937

Income Taxes	136,340	115,033

Minority Interest in Subsidiary	806	671

Net Income	$256,417	$211,756

Basic Earnings Per Share	$0.53	$0.41

Diluted Earnings Per Share	$0.52	$0.40

Shares Used For:

Basic Earnings Per Share	482,830	510,973

Diluted Earnings Per Share	493,356	530,255